Exhibit 99.1

For Immediate Release:

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Cindy Hu, BoardS ecretary	Mark Collinson
Tel: +86-571 8283 8722	Tel: +1-310-954-1343
E-mail: cindy.hu@cnpti.com	Email: mark.collinson@ccgir.com
Website: http://www.cnpti.com	Website: http://www.ccgasiair.com

China Shengda Packaging Regains Compliance with NASDAQ Minimum Bid-Price Requirement

HANGZHOU, China — November 2, 2012 — China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("China Shengda Packaging" or the "Company"), a leading Chinese paper packaging manufacturer, today announced that that it has regained compliance with the minimum bid-price requirement of the NASDAQ Stock Market ("NASDAQ") for continued listing of the Company's common stock.

As previously disclosed, the Company received a notice from the NASDAQ on May 7, 2012 that its common stock had failed to maintain a minimum bid-price of $1.00 over the previous 30 consecutive business days, as required by the Listing Rules of the NASDAQ.

On October 30, 2012, the Company received confirmation from the NASDAQ that it had regained compliance with continued listing standards under Listing Rule 5450(a)(1), after the closing bid-price of the Company’s common stock had been $1.00 per share or greater for the last 10 consecutive business days, i.e., from October 15, 2012 to October 26, 2012.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

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